Exhibit 99.1

Galaxy Gaming Completes Debt Refinancing

Board Authorizes Common Stock Repurchases

LAS VEGAS, April 25, 2018 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ) (“Galaxy” or the “Company”), a developer, manufacturer and distributor of casino table games and enhanced systems, today announced that it has refinanced its existing indebtedness and that its Board of Directors has authorized the repurchase of up to $1 million worth of the Company’s common stock.

Debt Refinancing

On April 24, 2018, Galaxy entered into a Credit Agreement (the “Agreement”) with ZB, N.A. dba Nevada State Bank (the “Lender”). Among other things, the Agreement provides Galaxy with up to $12 million in borrowing capacity, $11 million in the form of a five-year term loan and $1 million in the form of one-year revolving credit facility. Interest on amounts outstanding under the Agreement will be calculated based on one-month US dollar LIBOR plus an Applicable Margin which will be determined based on the Company’s Leverage Ratio (as defined in the Agreement). The Applicable Margin will be 3.50% when the Leverage Ratio is less than 2.0 and 4.00% when the Leverage Ratio is 2.0 or greater. Simultaneously with the Agreement, the Company entered into an interest rate swap transaction with an affiliate of the Lender, the effect of which is to fix the rate of interest on the term loan at 6.43% (assuming a Leverage Ratio less than 2.0) for three years. The term loan amortizes monthly together with interest, both calculated mortgage-style over a seven-year term. The remaining outstanding principal of the term loan is due on April 24, 2023. Borrowings under the Agreement are secured by a lien on substantially all of the Company’s assets.

The Agreement contains affirmative and negative financial covenants and other restrictions typical for borrowings of this nature. In particular, the Company is required to maintain a trailing-four-quarters Fixed Charge Coverage Ratio (as defined in the Agreement) of 1.25x. The Agreement allows the Company to make share repurchases and to incur up to an additional $1mm of unsecured indebtedness provided that the Company is in pro forma compliance with the covenants in the Agreement.

The Company used the proceeds of the Term Loan, together with cash on hand, to repay in full the remaining principal amount of its existing indebtedness, together with accrued but unpaid interest and an early redemption premium, to affiliates of Breakaway Capital Partners. In addition, the Company redeemed warrants to purchase 1,965,780 shares of the Company’s common stock that had been issued to the Breakaway affiliates in connection with the loans made by them. The Company estimates that the repayment of the Breakaway loans, the redemption of the warrants and the payment of fees and expenses related to all of the transactions will require $11.1 million.

“This transaction reduces the interest rate on our borrowings from 12.5% to 6.8%.” said Harry C. Hagerty, the Company’s Chief Financial Officer. “Our new rate is much more in line with what a Company with our leverage and cash flow characteristics should be paying. We would like to thank our friends at Breakaway Capital for their partnership with us. The loan they made in August 2016 allowed us to significantly increase our infrastructure which has resulted in the increases in revenue and – more recently – EBITDA that we have recently reported.”

“We appreciate the confidence in us shown by our new friends at Nevada State Bank,” said Todd P. Cravens, Galaxy’s President and CEO. “The lower interest rate will allow us to bring more of our earnings to the bottom line, and the revolver and allowance for up to $1 million in additional debt, together with our cash on hand, will allow us to expand growth initiatives both internal and external.”

Share Repurchases

The Company’s Board of Directors authorized the Company to complete the repurchase of shares of the Company’s common stock in an amount not to exceed $1 million. Such repurchases may be made from time to time based on market conditions and may be completed in the open market or in privately-negotiated transactions. The Company will only make repurchase transactions if it believes that it will remain in compliance with the covenants in the Agreement. Finally, execution of share repurchases may require regulatory approval in one or more jurisdications.

“While our primary focus is growth, we recognize that there may be opportunities to buy back shares at attractive prices,” stated Mark A. Lipparelli, Chairman of Galaxy’s Board of Directors. “The amounts approved will not materially change our capitalization but, together with the Breakaway warrant redemption, will offset the potential dilution from options and warrants issued in the last few years.”

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming, Inc. (galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide. Through its iGaming partner Progressive Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry. Galaxy’s games can be played online at FeelTheRush.com. Connect with Galaxy on Facebook, YouTube and Twitter.

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

Contact:

Media: Dana Rantovich (702) 938-1753

Investors: Harry Hagerty (702) 938-1740